News Release

Jagged Peak Energy Inc. Announces Second Quarter 2017
Financial and Operating Results

DENVER, Colorado, August 9, 2017 – Jagged Peak Energy Inc. (NYSE: JAG) ("Jagged Peak" or the "Company") today announced financial and operating results for the second quarter ended June 30, 2017. The financial and operating results discussed in this news release include the results for Jagged Peak Energy LLC (the "Predecessor") which became a wholly owned subsidiary of Jagged Peak Energy Inc. as the result of transactions associated with the Company’s initial public offering ("IPO") in January 2017.

Second Quarter 2017 Highlights

•
Production volumes were 14,714 Boe/d (81% oil) for the quarter, an increase of 166% compared to second quarter of 2016 and an increase of 50% compared to the first quarter of 2017. Adjusting for gas volumes that were flared during the first quarter of 2017, the percent oil of total production was unchanged at 81% quarter-over-quarter and remains within the Company's previously stated guidance range of 80% - 82% for full-year 2017.

•
The Company drilled 13 gross operated horizontal wells and completed and put online 14 gross operated horizontal wells during the second quarter of 2017. For the first six months of 2017, the Company drilled 23 gross operated horizontal wells and completed and put online 21 gross operated horizontal wells.

•	Total leasehold position increased to approximately 70,400 net acres as of June 30, 2017, with over 1,400 future well locations identified in the 3rd Bone Spring, Wolfcamp A and Wolfcamp B formations

•
The Company's first 2nd Bone Spring well, the County Line 18A-C2 1H, produced an IP30 of approximately 180 Boe/d per 1,000' (85% oil) from a completed lateral length of 4,843'. The Company estimates the 2nd Bone Spring is prospective on approximately 85% of the Company's current leasehold and has the potential to add over 200 locations to its undrilled inventory, the majority of which would be 1.5 and 2.0 section locations.

•
Based on recent and historical well results, average EURs in the Company's Big Tex project area are forecasted at approximately 800 MBoe (82% oil) normalized to a 7,000' completed lateral length, or 114 MBoe per 1,000'. For all wells that the Company has drilled in Big Tex, the average per well production has been 15% above the Company's internal type curve over the first 175 days of production.

•
Net income for the quarter was $16.4 million. Eliminating certain non-cash charges and the non-cash gain on commodity derivative contracts, adjusted net income (a non-GAAP measure)[1] was $9.9 million, or $0.05 per diluted common share.

•	Adjusted EBITDAX (a non-GAAP measure)[1] was $39.3 million, or $29.34 per Boe of production

•
Capital expenditures for drilling and completion activities were $148.9 million. Additionally, $9.8 million was spent on infrastructure and $25.7 million was spent to add over 1,800 net acres to the Company's leasehold position during the second quarter of 2017.

•	Total liquidity of $337 million at the end of the quarter, comprised of $87 million in cash and equivalents and the Company's currently undrawn $250 million borrowing base under its credit facility

•
Since the end of the first quarter of 2017, the Company has entered into additional swap contracts to hedge approximately 4.8 MMBbls of oil through the end of 2019 at an average WTI price of over $50.00 per barrel. The Company has hedged nearly 70% of forecasted oil production for the second half of 2017 at an average WTI price of over $51.00 per barrel.

Commenting on the second quarter results, Joe Jaggers, Chairman, Chief Executive Officer and President of Jagged Peak said, "Our team continued to execute according to plan in the second quarter, with production volumes coming in comfortably within our stated guidance. The Company saw production climb 50% over the first quarter of 2017 and 166% over the second quarter of 2016. With an oil cut of 81%, our production volumes remain some of the oiliest in the Delaware Basin. Based on wells we've drilled as a Company, we have seen oil cuts remain constant over the productive life of our wells. This superior oil cut, as well as our extensive infrastructure, resulted in an adjusted EBITDAX

1Adjusted net income and (loss) and adjusted EBITDAX are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

margin of $29.34 per Boe. During the second quarter, we brought online our first 2nd Bone Spring well. This well has produced an average of over 725 Boe/d from a completed lateral length of 4,843' over its first 65 days online. As a result, we have planned an additional 2nd Bone Spring well in the third quarter of 2017. On the land front, our team added over 1,800 leasehold acres at attractive prices.”

Regarding Jagged Peak’s plan going forward, Mr. Jaggers continued, "Our strong operating results, premier acreage position and experienced organization are evident in our outstanding financial results. We remain well capitalized with ample liquidity to fund our multi-rig program even in the current commodity price environment. Our contiguous acreage position allows us to drill extended length lateral wells across our leasehold; these extended length laterals represent approximately 70% of our inventory. Additionally, we are actively working to keep costs under control and to combat service cost inflation. As evidenced by our strong second quarter results and our July net production rate of 17,800 Boe/d, I have the utmost confidence in our team’s ability to continue to execute our development plan and climb the production ramp. In fact, we have seen production continue to climb beyond July with production averaging an estimated 20,000 Boe/d during the first week of August."

Operating Update

The Company began 2017 operating three drilling rigs and added a fourth operated rig in January and a fifth operated rig in March. As of the end of the second quarter of 2017, the Company was operating 5 drilling rigs. The Company remains committed to its previously announced full-year drilling and completions guidance of 54 to 58 spuds and 50 to 55 completions. At the present time and taking into account the current commodity price environment, the Company intends to maintain this current level of activity as it has ample liquidity and nearly 70% of forecasted oil production hedged at over $51.00 per barrel for the second half of 2017.

The Company drilled 13 gross operated horizontal wells and completed 14 gross operated horizontal wells during the quarter. Additionally, during the quarter, the Company participated in 4 gross non-operated horizontal spuds and 2 gross non-operated horizontal completions. At the end of the second quarter, the Company had 4 wells that were currently being completed and 4 wells that were awaiting completion. Since the end of the quarter through July 31, 3 and 5 additional gross operated horizontal wells were drilled and completed, respectively.

Notable recent individual well results, production activity and upcoming catalysts include the following:

•
The Company's first 2nd Bone Spring well, the County Line 18A-C2 1H (completed lateral length 4,843'), produced an IP30 of approximately 180 Boe/d per 1,000' (85% oil) and has produced approximately 47,163 Boe (85% oil) in its first 65 days online. Based on production to date, these results are in line with the Company's Wolfcamp A wells, making the County Line 18A-C2 1H one of the most prolific 2nd Bone Spring wells in the area. The Company estimates the 2nd Bone Spring is prospective on approximately 85% of the Company's current leasehold and has the potential to add over 200 locations to its undrilled inventory, the majority of which would be 1.5 and 2.0 section locations.

•	In addition to testing new target zones, the Company’s ongoing development of its core Wolfcamp program continues to show the following impressive results:

◦	In the Cochise project area, the UTL 38-17-2H achieved an IP30 of 258 Boe/d per 1,000’ in the lower Wolfcamp A.

◦
In the structurally eastern Whiskey River project area, one of the Company's latest lower Wolfcamp A wells, the State Quadricorn-1617A GG Houston-1H, is showing promising early results and is currently making over 1,500 Boe/d. The Quadricorn well is notable for its proximity to the Central Basin Platform and provides further evidence of a high quality Wolfcamp reservoir across the Company's acreage position.

◦
In the central Whiskey River project area, the Eiland 0812A-GG Houston-1H had an IP30 of 226 Boe/d per 1,000’ in the lower Wolfcamp A. Also in Whiskey River, the previously announced Skinwalker 2-8 1H had cumulative production of 189,700 Boe, or 1,084 Boe/d, in its first 175 days.

◦
In the southern Whiskey River project area, the Coriander 2524-C3 1H is showing strong initial results. The well was put on production at the end of July and has produced a peak 24-hour rate of 229 Boe per 1,000'. Rates are expected to climb further as the well is in the early stages of post-completion clean up.

•
The Company is continuing development of the lower Wolfcamp B with encouraging results. The Collier 1202H (completed lateral length 7,465') was brought online in mid-July in the Whiskey River project area. The Collier well is producing over 1,200 Boe/d after 22 days of production and continues to improve as it tracks over 50% above the first lower Wolfcamp B well in Jagged Peak's program, the State Eiland 9-33 1H (completed lateral length 10,273').

•
Wells in the Big Tex project area have continued to show production that is higher than the Company's internal type curve for that area. For all wells the Company has drilled in Big Tex, the average per well production has been 472 Boe/d over the first 175 days of production for each well, which is 15% above the Company's internal type curve. Since making the decision to install ESPs earlier in a Big Tex well's productive life, results have been positive. The Company has tested this concept with five recent wells and has experienced flatter declines and more robust production rates. The average per well production for these five wells is 643 Boe/d over the first 175 days online, which is 36% above the average for all of Big Tex and 57% above the Company's Big Tex type curve.

•
Upcoming operational catalysts for the Company include testing new reservoirs and increased well density. The Company is currently drilling a Wolfcamp C well on its Whiskey River acreage. Additionally, the Company plans to drill a 3rd Bone Spring well in the third quarter of 2017. To continue testing increased density, the Company drilled a second spacing test in its Cochise project area, which is a 2-well pad that will test staggered spacing in the upper and lower Wolfcamp A. The Company also plans to drill a 3-well pad on 660' spacing within the same landing zone during the third quarter of 2017 in its Cochise project area.

From January 1 through July 31, the Company has ramped up production with 26 new operated wells coming online. The Company is currently producing from 46 wells drilled and completed by the Company, up from 20 wells at the end of 2016. The Company’s net operated production for the month of July was 17,800 Boe/d.

Financial Results

For the second quarter 2017, the Company reported net income of $16.4 million, which includes non-cash equity based compensation expense of $10.8 million. Net loss for the second quarter of 2016 was $5.7 million. Adjusted EBITDAX (a non-GAAP measure) for the second quarter of 2017 was $39.3 million, an increase of $25.7 million from the second quarter of 2016 and $10.2 million from the first quarter 2017.

For the second quarter 2017, the Company reported adjusted net income (a non-GAAP measure) of $9.9 million. Adjusted net income (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as equity-based compensation and income tax expense directly related to the IPO, non-cash mark-to-market gains or losses on derivatives, and impairment expense, further adjusted for the associated changes in estimated income tax expense. For the second quarter 2016, the Company reported adjusted net income (a non-GAAP measure) of $3.6 million.

The Company's average realized sales prices, including settlement of realized oil hedges, were $46.29 per barrel of oil, $2.56 per Mcf of natural gas and $19.00 per barrel of natural gas liquids. The total oil equivalent price for the quarter was $40.67 per Boe compared to the second quarter 2016 total equivalent price of $35.77 per Boe and the first quarter 2017 total equivalent price of $43.30 per Boe. Additionally, lease operating expense, including workovers, (“LOE”) of $2.90 per Boe was 24% greater than second quarter 2016 of $2.33 per Boe. During the first six months of 2017, LOE averaged $2.48 per Boe compared to $3.39 per Boe during the same period in 2016.

Adjusted EBITDAX and adjusted net income (loss) are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

Capital Expenditures

Capital expenditures for drilling and completion activities were $148.9 million for the three months ended June 30, 2017, which represents capital spent to drill and complete 16 gross (14.3 net) wells, of which 14 gross (13.8 net) wells were drilled and completed by Jagged Peak. Additionally, the Company had 12 gross (11.1 net) wells that were in various stages of being drilled or completed at the end of the quarter. Adding in capital expenditures for infrastructure of $9.8 million and leasehold capital of $25.7 million, total capital expenditures for the quarter were $184.4 million. The $25.7 million spent on leasehold acquisitions added over 1,800 net undeveloped acres, increasing the Company’s leasehold position to approximately 70,400 net acres as of June 30, 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Capital Expenditures for Oil and Gas Activities
Acquisitions
Proved properties	$—	$—	$—	$—
Unproved properties	25,709	13,255	48,519	23,651
Development costs	148,906	18,481	240,187	45,806
Infrastructure costs	9,821	1,307	18,192	3,355
Exploration costs	2	37	8	1,585
Total oil and gas capital expenditures	$184,438	$33,080	$306,906	$74,397

2017 Operating Guidance

The Company reaffirms the following full-year 2017 guidance as follows:

•	Capital expenditures for development of oil and gas properties and infrastructure of approximately $525 to $570 million, excluding leasehold additions

▪	Approximately $510 to $550 million budgeted for drilling and completion costs

▪	Approximately $15 to $20 million budgeted for water infrastructure construction costs, excluding any potential additions for surface acreage

•	Production of 17,000 to 19,000 Boe/d

▪	50 to 55 gross operated horizontal completions with an approximate average lateral length of 7,800’ and an approximate average working interest of 94%

▪
Production volumes continue to be weighted to the second half of 2017 as we realize the full benefit of the increased drilling program, with projected fourth quarter 2017 production of 26,000 to 28,000 Boe/d

•	Production and ad valorem taxes at 6.5% to 7.5% of unhedged production revenue

•	General and administrative expense, excluding equity-based compensation, of $28.0 to $30.0 million
The Company is lowering the high end of its 2017 LOE guidance to $3.25 per Boe. The new guidance range is now $2.75 to $3.25 per Boe, a $0.13 per Boe decrease at the mid-point compared to previously reported guidance.

The Company expects third quarter 2017 production to average 20,000 to 20,800 Boe/d, an increase of approximately 5,700 Boe/d, or 39%, at the mid-point compared to second quarter production.

Commodity Hedges

The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. For the last two quarters of 2017, 13,461 Bbl/d of oil are hedged at an average WTI price of $51.34 per barrel. For 2018, 12,920 Bbl/d of oil are hedged at an average WTI price of $52.20 per barrel. In addition, for 2018, the Company has hedges in place for 2,190,000 barrels of oil to hedge the price differential between the Cushing and Midland oil prices at $(1.19) per barrel.

As of August 4, 2017, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
Third quarter 2017	1,084,200	$51.35
Fourth quarter 2017	1,392,700	$51.34
Remainder 2017 (3Q - 4Q)	2,476,900	$51.34
First quarter 2018	1,180,250	$51.85
Second quarter 2018	1,139,000	$51.80
Third quarter 2018	1,205,200	$52.38
Fourth quarter 2018	1,191,400	$52.75
Full-Year 2018	4,715,850	$52.20
Full-Year 2019	2,372,500	$51.89
Oil Basis Swaps:
Full-Year 2018	2,190,000	$(1.19)
Full-Year 2019	1,825,000	$(1.16)

Conference Call

Jagged Peak will host a conference call and webcast to discuss its second quarter 2017 financial and operating results on Thursday, August 10, 2017 at 9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Investor Relations section of the Company’s website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6838 ten minutes before the scheduled start time (international callers, dial 1-631-891-4304). A telephone replay will be available from 12:00 noon MDT (2:00 pm EDT) on Thursday, August 10, 2017 through Thursday, August 17, 2017 at 10:00 pm MDT (12:00 midnight). To access the replay, dial 1-844-512-2921 (international callers dial, 1-412-317-6671) and enter confirmation code 10003290. A live broadcast of the earnings conference call will also be available via the Company’s website at www.jaggedpeakenergy.com under the "Investor Relations" section of the site. A replay will also be available on the website following the call. The presentation material for this conference call will also be available on the Company’s website.

Upcoming Investor Events

Chairman, Chief Executive Officer and President, Joe Jaggers, will be presenting at EnerCom's The Oil & Gas Conference on August 14, 2017 at 9:15 am MDT (11:15 am EDT). This presentation will be webcast and available on EnerCom's website through a link on the Company's website at www.jaggedpeakenergy.com. Additionally, Mr. Jaggers will be presenting at the Barclays Global CEO - Energy Power Conference on September 7, 2017 at 9:45 am MDT (11:45 am EDT). This presentation will not be webcast. The presentations used for these events will be available on the Company’s website at www.jaggedpeakenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading “2017 Operating Guidance” and reaffirmations of production guidance; expected capital expenditures; drilling, completion and development expectations; expected inventory locations; use of IPO proceeds; sufficiency of the Company’s liquidity position; ability of Jagged Peak’s water infrastructure system to support operations; ability to realize value of Jagged Peak’s acreage position; ability to improve well results, increase cash flow and reduce costs; ability to execute on the Company's development plan and increase production; estimates of current net operated production; and the impact and execution of the Company’s hedging strategies. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2016 Annual Report on Form 10-K and the Form 10-Q for the quarter ended June 30, 2017, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows investors to more effectively evaluate our operating performance and compare the results or our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a performance measure used by management to evaluate financial performance, prior to non-cash gains or losses on derivatives, impairment expense, exploratory dry hole costs, gain or loss on the sale of property, certain one-time items, such as equity-based compensation and income tax expense related to the IPO, and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Production Data:
Oil (MBbls)	1,079	415	1,824	726
Natural gas (MMcf)	719	230	1,088	388
NGLs (MBbls)	140	50	214	86
Combined volumes (MBoe)	1,339	503	2,220	877
Daily combined volumes (Boe/d)	14,714	5,530	12,263	4,816

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$44.84	$42.44	$46.67	$37.03
Natural gas (per Mcf)	2.56	1.91	2.53	1.85
NGLs (per Bbl)	19.00	15.50	19.56	14.01
Combined (per Boe)	39.50	37.40	41.49	32.86

Average Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$46.29	$40.46	$46.95	$35.90
Natural gas (per Mcf)	2.56	1.91	2.53	1.85
NGLs (per Bbl)	19.00	15.50	19.56	14.01
Combined (per Boe)	40.67	35.77	41.71	31.93

Average Operating Costs (per Boe):
Lease operating expenses	$2.90	$2.33	$2.48	$3.39
Gathering, transportation and processing expense	0.49	0.43	0.47	0.42
Production and ad valorem tax expenses	2.64	2.25	2.78	2.09
Depreciation, depletion, amortization and accretion expense	16.66	19.01	16.39	20.85
General and administrative expense (before equity-based compensation expense)	5.56	4.31	5.42	6.28

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016

	(in thousands)
Assets:
Cash and cash equivalents	$86,996	$11,727
Other current assets	38,637	13,739
Property and equipment, net	747,276	476,593
Other noncurrent assets	15,844	16,333
Total assets	$888,753	$518,392

Liabilities and Stockholders' / Members' Equity:
Current liabilities	$105,653	$56,421
Long-term debt	—	132,000
Deferred income taxes	103,637	—
Other long-term liabilities	899	3,859
Stockholders' / Members' equity	678,564	326,112
Total liabilities and stockholders' / members' equity	$888,753	$518,392

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$52,892	$18,824	$92,092	$28,806
Other operating revenues	159	512	347	775
Total revenues	53,051	19,336	92,439	29,581
Operating Expenses
Lease operating expenses	3,890	1,173	5,500	2,969
Gathering and transportation expenses	655	218	1,047	368
Production and ad valorem taxes	3,537	1,131	6,177	1,832
Exploration	2	1,192	8	2,474
Depletion, depreciation, amortization and accretion	22,311	9,566	36,373	18,278
Impairment of unproved oil and natural gas properties	101	64	108	310
Other operating expenses	47	214	182	398
General and administrative (before equity-based compensation)	7,445	2,171	12,032	5,503
General and administrative, equity-based compensation	10,775	—	419,739	—
Total operating expenses	48,763	15,729	481,166	32,132
Income (Loss) from Operations	4,288	3,607	(388,727)	(2,551)
Other Income and Expense
Gain (loss) on commodity derivatives	26,573	(8,877)	43,615	(9,936)
Interest expense and other	(189)	(479)	(729)	(712)
Total other income (loss)	26,384	(9,356)	42,886	(10,648)
Income (Loss) before Income Taxes	30,672	(5,749)	(345,841)	(13,199)
Income tax expense	14,269	—	103,637	—
Net Income (Loss)	$16,403	$(5,749)	$(449,478)	$(13,199)

Net Income (Loss) attributable to Jagged Peak Energy LLC (predecessor)	$—	$(5,749)	$(375,476)	$(13,199)
Net Income (Loss) attributable to Jagged Peak Energy Inc. Stockholders	16,403	—	(74,002)	—
Net Income (Loss)	$16,403	$(5,749)	$(449,478)	$(13,199)

Net income (loss) attributable to Jagged Peak Energy Inc. Stockholders per common share:
Basic	$0.08		$(0.35)
Diluted	$0.08		$(0.35)

Weighted-average common shares outstanding:
Basic	212,932		212,934
Diluted	213,051		212,934

Jagged Peak Energy Inc.
Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$16,403	$(5,749)	$(449,478)	$(13,199)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion expense	22,311	9,566	36,373	18,278
Management incentive unit advance	—	(14,712)	—	(14,711)
Impairment of unproved oil and natural gas properties	101	64	108	310
Exploratory dry hole costs	—	1,192	—	1,192
Amortization of debt issuance costs	143	56	260	87
Deferred income taxes	14,269	—	103,637	—
Equity-based compensation	10,775	—	419,739	—
(Gain) Loss on commodity derivatives	(26,573)	8,877	(43,615)	9,936
Net cash receipts (payments) on settled derivatives	1,567	(822)	496	(822)
Other	(44)	(39)	(83)	(79)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(2,385)	(3,082)	(8,710)	(810)
Other assets	(119)	1	(119)	11
Accounts payable and accrued liabilities	1,856	888	1,397	1,111
Net cash provided by operating activities	38,304	(3,760)	60,005	1,304
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(27,340)	(6,945)	(52,968)	(23,934)
Development of oil and natural gas properties	(120,919)	(36,873)	(195,212)	(54,155)
Other capital expenditures	(693)	(1,014)	(1,456)	(1,691)
Proceeds from sale of oil and natural gas properties	—	—	—	—
Net cash used in investing activities	(148,952)	(44,832)	(249,636)	(79,780)
Cash Flows from Financing Activities
Proceeds from issuance of common stock in IPO, net of underwriting fees	—	—	401,625	—
Proceeds from common units issued	—	14,942	—	31,542
Proceeds from senior secured revolving credit facility	—	25,000	10,000	40,000
Repayment of senior secured revolving credit facility	—	—	(142,000)	—
Debt issuance costs	(421)	(712)	(1,421)	(738)
Costs related to initial public offering	(656)	—	(3,216)	—
Employee tax withholding for settlement of equity compensation awards	(88)	—	(88)	—
Net cash provided by financing activities	(1,165)	39,230	264,900	70,804
Net Change in Cash and Cash Equivalents	(111,813)	(9,362)	75,269	(7,672)
Cash and Cash Equivalents, Beginning of Period	198,809	15,855	11,727	14,165
Cash and Cash Equivalents, End of Period	$86,996	$6,493	$86,996	$6,493

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income and Adjusted EBITDAX
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled "Reconciliation of Non-GAAP Financial Measures."

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

	(in thousands)
Adjusted Net Income (Loss)
Net Income (Loss)	$16,403	$(5,749)	$(449,478)	$(13,199)
Adjustments to reconcile to Adjusted Net Income
Impairment of unproved oil and natural gas properties	101	64	108	310
Exploratory dry hole costs	—	1,192	—	1,192
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(25,006)	8,055	(43,119)	9,114
Equity-based compensation expense related to allocated management incentive units (1)	9,513	—	418,477	—
Deferred income tax expense recorded in connection with the Company's initial public offering	—	—	79,106	—
Income tax effect for the above items	8,844	—	15,272	—
Adjusted Net Income (Loss)	$9,855	$3,562	$20,366	$(2,583)

Adjusted Net Income (Loss) per basic common share	$0.05		$0.10
Adjusted Net Income (Loss) per diluted common share	$0.05		$0.10

Basic common shares	212,932		212,934
Diluted common shares	213,051		212,934

Adjusted EBITDAX
Net Income (Loss)	$16,403	$(5,749)	$(449,478)	$(13,199)
Adjustments to reconcile to Adjusted EBITDAX
Interest expense, net of capitalized	432	479	1,143	712
Income tax expense (benefit)	14,269	—	103,637	—
Depletion, depreciation, amortization and accretion	22,311	9,566	36,373	18,278
Impairment of unproved oil and natural gas properties	101	64	108	310
Exploration expenses	2	1,192	8	2,474
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(25,006)	8,055	(43,119)	9,114
Equity-based compensation expense (2)	10,775	—	419,739	—
Adjusted EBITDAX	$39,287	$13,607	$68,411	$17,689
(1) - In connection with the Company's initial public offering, management incentive units were converted to common stock. A portion of this common stock was transferred to JPE Management Holdings LLC and became subject to the terms and conditions of the amended and restated JPE Management Holdings LLC limited liability company agreement. The compensation expense related to these shares is recognized ratably as they vest. Only compensation expense related to management incentive units allocated at the time of the IPO is excluded from the calculation of adjusted net income.
(2) - Equity-based compensation expense for the second quarter of 2017 includes $9.9 million related to management incentive units that converted to common stock in connection with the Company's initial public offering and $0.8 million related to equity awards issued under the Company's long-term incentive plan.